Exhibit 99.1

VSE Reports Financial Results for First Quarter 2013
Revenue and Operating Income decline in a challenging market

Alexandria, Virginia, May 1, 2013 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three month period ended March 31, 2013.

Financial Results (unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended Mar 31
	2013	2012	% Change
Revenues	$119,157	$139,987	(14.9)%
Operating income	$9,942	$12,493	(20.4)%
Operating margin	8.34%	8.92%	down 58 bp
Income from continuing operations	$5,271	$6,769	(22.1)%
Loss from discontinued operations, net of tax	$(13)	$(101)	--
Net income	$5,258	$6,668	(21.1)%
Income from continuing operations EPS (diluted)	$0.99	$1.28	(22.7)%
Loss from discontinued operations EPS (diluted)	$0.00	$(0.02)	--
Net income EPS (diluted)	$0.99	$1.26	(21.4)%

"Our first quarter revenue and operating income declined as compared to prior year levels," said Maurice "Mo" Gauthier, VSE CEO. Our Supply Chain Management Group continues to provide consistent results while our other Groups are impacted by our client's contracting and budgeting challenges.  In response to these challenges, we took actions in April 2013 to reduce our indirect costs to achieve and retain balance with our workload.  We will continue to make such adjustments as dictated by market conditions."

Mr. Gauthier continued, "We are pleased to report a stronger quarter for bookings as compared to current revenues.  Our cash flow remains strong and we continue to pay down our debt, which positions us to consider a variety of options to increase shareholder value and remain focused on our long term strategy of diversification into adjacent markets."
For the first quarter of 2013, revenues were $119.2 million compared to $140.0 million in the first quarter of 2012. Operating income for the first quarter of 2013 was $9.9 million compared to $12.5 million in the first quarter of 2012. Revenues from our Supply Chain Management Group remained steady, while revenues from our Federal, International, and IT, Energy and Management Consulting Groups declined compared to the prior year.
Income from continuing operations for the first quarter of 2013 was $5.3 million, or $0.99 per diluted share, compared to $6.8 million, or $1.28 per diluted share in the first quarter of 2012.

Bookings were $154 million in the first quarter of 2013 as compared to revenue of $119 million. Funded contract backlog at March 31, 2013 was $264 million, compared to $250 million at December 31, 2012 and $299 million at March 31, 2012.

In April 2013, we made staff reductions and implemented plans for future actions that are expected to result in an estimated $6 million of reduced indirect labor and related costs in 2013. We will continue to assess the need for further reductions to remain competitive and profitable as we go forward.

Q1 Operational Highlights
•
Our International Group was awarded an Indefinite Delivery/Indefinite Quantity (IDIQ) contract to provide program and technical support services for Security Assistance Projects administered by the U.S. Coast Guard Foreign Military Sales (FMS) Program. This single-award contract has a five-year period of performance (base year plus four one-year options) and a ceiling in excess of $99 million.

•
Our Federal Group was awarded a delivery order to support Taiwan's Maritime Defense efforts, managed by the Army Aviation and Missile Command's Integrated Material Management Center (AMCOM IMMC) Lower Tier Project Office (LTPO). The delivery order has a four-year period of performance and a value of approximately $24 million.

•
Our International Group won a delivery order under its N*STAR contract to provide engineering field services for in-country technical assistance team (ICTAT) for Egypt. VSE will provide CONUS/OCONUS level-of-effort based project management, technical, and logistical support for Frigate classes, including ex-Knox FFGs and ex-Perry class FFGs. This delivery order has a total value of approximately $9.2M.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,429	$1,501
Receivables, principally U.S. Government, net	80,850	90,621
Inventories	40,647	41,555
Deferred tax assets	1,219	767
Other current assets	9,842	8,641
Assets held for sale	2,792	2,890
Total current assets	136,779	145,975

Property and equipment, net	61,733	62,468
Intangible assets, net	89,880	92,421
Goodwill	92,052	92,052
Deferred tax assets	1,597	2,099
Other assets	16,584	15,196
Total assets	$398,625	$410,211

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$24,837	$23,274
Accounts payable	27,409	30,063
Accrued expenses and other current liabilities	23,053	26,688
Dividends payable	427	423
Liabilities held for sale	511	551
Total current liabilities	76,237	80,999

Long-term debt, less current portion	102,092	116,377
Deferred compensation	12,177	10,684
Long-term lease obligations, less current portion	27,190	27,435
Earn-out obligation	9,375	9,098
Other liabilities	1,283	1,283
Total liabilities	228,354	245,876

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,333,077 and 5,293,316 respectively	267	265
Additional paid-in capital	19,139	18,193
Retained earnings	151,444	146,614
Accumulated other comprehensive loss	(579)	(737)
Total stockholders' equity	170,271	164,335
Total liabilities and stockholders' equity	$398,625	$410,211